                            BATTERIES BATTERIES, INC.

                              ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 17, 1999

                              ---------------------

To the Stockholders of Batteries Batteries, Inc.:

     The Annual Meeting of Stockholders of Batteries Batteries, Inc., a Delaware corporation (the "Company"), will be held at the offices of the Company's Advanced Fox Cellular Accessories Division, 1840 County Line Road, Huntington Valley, Pennsylvania, on Wednesday, November 17, 1999, at 10:00 A.M., Eastern Time, for the following purposes:

     (1) To elect six Directors of the Company, each of whom is to hold office until the next Annual Meeting of Stockholders and until the due election and qualification of his or her successor.

     (2) To ratify the selection of Arthur Andersen LLP as the auditors for fiscal year 1999.

     (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on October 1, 1999 will be entitled to notice of, and to vote at, the meeting or any adjournments thereof.

     If you cannot personally attend the meeting, it is requested that you promptly fill in, sign, and return the proxy submitted to you herewith.


                                     By order of the Board of Directors


                                     /s/ Christopher McConnell
                                     ----------------------------------
                                     CHRISTOPHER F. McCONNELL
                                     Chairman of the Board

Dated: October 25, 1999

                            BATTERIES BATTERIES, INC.

                     PROXY STATEMENT FOR THE ANNUAL MEETING
                 OF STOCKHOLDERS TO BE HELD ON NOVEMBER 17, 1999

                               GENERAL INFORMATION

     Introduction. This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Batteries Batteries, Inc., a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders (the "Meeting") scheduled to be held at the offices of the Company's subsidiary Advanced Fox Cellular, Inc., 1840 County Line Road, Huntington Valley, Pennsylvania, on Wednesday, November 17, 1999, at 10:00 A.M., Eastern Time, and at any adjournments thereof.

     The address of the Company's executive offices is Building 1EB, Chimney Rock Road, Bound Brook, New Jersey 08805 and its telephone number is (732) 764-0619. This proxy statement and the accompanying proxy are first being distributed to the stockholders of the Company on or about October 25, 1999.

     Voting Securities and Record Date. Only stockholders of record as of the close of business on October 1, 1999 are entitled to notice of and to vote at the Meeting or any adjournment thereof. On that date, the Company had outstanding 5,132,231 shares of Common Stock, par value $.01 per share (the "Common Stock"). The presence in person or by proxy of the holders of a majority of such shares shall constitute a quorum for the transaction of business at the Meeting. Each share is entitled to one vote and, accordingly, holders of the Common Stock are entitled to cast a total of 5,132,231 votes at the Annual Meeting. Cumulative voting rights do not exist with respect to the election of Directors.

     Revocability and Voting of Proxies. Each form of proxy which is properly executed and returned to the Company will be voted in accordance with the directions specified thereon, or, if no directions are specified, will be voted FOR the election as Directors of the persons named herein under the caption "Election of Directors" and FOR ratification of the selection of Arthur Andersen LLP as auditors for fiscal year 1999. Any stockholder giving a proxy may revoke it at any time before it is exercised. Such revocation may be effected by voting in person or by proxy at the Meeting, by returning to the Company prior to the Meeting a proxy bearing a later date, or by otherwise notifying the Secretary of the Company in writing prior to the Meeting.

     Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited, personally or by telephone or telegraph, by officers, Directors and regular employees of the Company, who will not be specially compensated for this purpose. The Company will also request record holders of Common Stock who are securities brokers, custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of such stock, and will reimburse such brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding soliciting material.

     Recommendations. The Board of Directors recommends that the shareholders vote FOR the election of the six nominees for Director and FOR the ratification of the selection of Arthur Andersen LLP as the auditors for fiscal year 1999.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as information with respect to the beneficial ownership as of October 1, 1999 of shares of Common Stock of each stockholder of the Company known by management of the Company to own beneficially more than 5% of the outstanding shares of Common Stock:


                                          AMOUNT AND NATURE
NAME AND ADDRESS                            OF BENEFICIAL      PERCENT OF
OF BENEFICIAL OWNER                         OWNERSHIP (1)        CLASS
-------------------                      ------------------   -----------
   Stephen Rade ......................       820,000             15.5%
     3915 Somers Drive
     Huntington Valley, PA 19006

----------
(1) As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Exchange Act as consisting of sole or shared voting power (including the power to vote or direct the vote and/or sole or shared investment power (including the power to dispose or direct the disposition)) with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire such power(s) during the next 60 days after October 1, 1999. Unless otherwise noted, beneficial ownership consists of sole ownership, voting, and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

GENERAL

     The by-laws of the Company provide that the Company's business and affairs shall be managed by its Board of Directors. The by-laws provide that the number of directors shall not be less than three. Within the foregoing limits, the Board of Directors may from time to time fix the number of directors. The Board of Directors has fixed the current number of directors on the Board at six. Vacancies on the Board of Directors may be filled by a majority of the remaining members of the Board of Directors, though less than a quorum, or the shareholders, and each person so appointed shall be a director until the next succeeding annual meeting of shareholders and until his or her successor shall have been elected and qualified.

     The Board of Directors does not have a standing nominating committee to nominate candidates for the Board of Directors. Rather, the Board of Directors performs such function. The Board of Directors unanimously nominated Stephen Rade, Bradley T. MacDonald, Barbara M. Henagan, Allan S. Kalish, Robert W. Tauber and Christopher F. McConnell for directors at the Board of Directors meeting on May 26, 1999. Each nominee is currently serving as a director of the Company.

     The Board of Directors recommends the election of the six nominees for Director listed below. The Directors to be elected are to hold office until the next Annual Meeting of Stockholders and until their respective successors are elected and shall have qualified. If for any reason any of the nominees shall become unavailable for election, proxies will be voted for a substitute nominee designated by the Board; however, the Board has no reason to believe that this will occur. Directors of the Company are elected by a plurality of the votes cast at a meeting of stockholders.

INFORMATION ABOUT NOMINEES AND EXECUTIVE OFFICERS.

     The following table contains certain information with respect to the nominees for the Board of Directors and the executive officers of the Company.


                                                                                       FIRST
                                                                                      BECAME A
NAME                                  POSITION                                AGE     DIRECTOR
----                                  --------                                ---     --------

Christopher F. McConnell ..........   Chairman of the Board, Director        46        1998
Stephen Rade ......................   President, Chief Executive Officer     62        1996
                                      and Director
Bradley T. McDonald (1) ...........   Director                               52        1999
Barbara M. Henagan (1)(2) .........   Director                               40        1999
Allan S. Kalish (2) ...............   Director                               74        1998
Robert W. Tauber ..................   Director                               74        1996
Ronald E. Badke ...................   Chief Financial Officer                53         N/A

----------
(1) Member of the Audit Committee of the Board of Directors. The Audit Committee recommends an outside auditor for the year and reviews the financial statements and progress of the Company.

(2) Member of the Compensation and Stock Option Committee. The Compensation and Stock Option Committee meets on an as-needed basis between meetings of the Board of Directors to discuss matters related to compensation and Company stock option grants.

     Mr. McConnell is the current Chairman of the Board. In 1984, Mr. McConnell founded CFM Technologies, Inc. and served as its President and Chief Executive Officer until 1990 when he was named its Chairman of the Board. Prior to founding CFM Technologies, Inc., Mr. McConnell held various positions with Dow Chemical. He has a MBA from Harvard Business School.

     Mr. Rade has been President and CEO since June 1998. Prior to being named President, he was Vice President since April 1996 and Executive Vice President since September 1996. Prior to such time, he was the President and director of Advanced Fox Antenna, Inc., which Mr. Rade founded in 1990 and which was acquired by the Company in April 1996.

     Mr. MacDonald is the Chairman of the Board and Chief Executive Officer of HealthRite, a position he has held since January, 1998. Prior thereto, he was appointed as Program Director of the U.S. Olympic Coin Program of the Atlanta Centennial Olympic Games. Mr. MacDonald was employed previously by HealthRite as its Chief Executive Officer from September, 1996 to August, 1997. From 1991 through 1994, Mr. McDonald was Deputy Director and Chief Financial Officer of the Retail, Food and Hospitality and Recreation Business for the United States Marine Corps.

     Ms. Henagan is or has been the Chairman of the Board or member of the board of numerous public and private companies including Travis International, Futronix Corporation, US Precision Glass, Paramount Cards, HWC Distribution Corp, the former Central Sprinkler Corporation, Hampton Industries, V-Span Inc. and General Bearing Corporation. Additionally, since 1986, Ms. Henagan has been a partner in Bradford Ventures, Ltd., a private investment firm and currently holds the position of Senior Managing Director. Bradford Ventures, Ltd. Provides equity growth capital to middle market manufacturing and distributing companies.

     Mr. Kalish is the owner of Kalish & Associates, a consulting firm specializing in marketing, advertising and public relations, which he founded in 1986. Kalish & Associates serves advertisers, marketers and advertising agencies throughout the country, including three New York Stock Exchange companies. Prior to founding Kalish & Associates, Mr. Kalish managed Kalish & Rice, Inc., one of the largest advertising agencies in Philadelphia. Mr. Kalish served as a member of the Board of Directors of Checkpoint Systems, Inc., a New York Stock Exchange company, from 1993 to 1997.

     Mr. Tauber had been a consultant to the Company from February 1997 through April 1998. From April 1996 until February 1997 he was a Vice President of the Company. Prior to that time, he was President and a director of Tauber Electronics, Inc. which was founded in 1975 and was acquired by the Company in April 1996.

     Mr. Badke has been the Chief Financial Officer of the Company since November 1995. Previously, Mr. Badke was the Chief Financial Officer for Natures Elements, Inc and was a Senior Vice President of Shoe-Town, Inc.

BOARD AND COMMITTEE MEETINGS

     During the year ended December 31, 1998, the Board of Directors held 9 meetings, including those in which matters were adopted by unanimous written consent. The Board has an Audit Committee and a Compensation and Stock Option Committee.

     The Audit Committee of the Board of Directors presently consists of Mr. MacDonald and Ms. Henagan. During 1998, the Audit Committee was composed of Mr. Meehan, a former director. It held two meetings during 1998. The duties and responsibilities of the Audit Committee include, among other things, review of the Company's financial statements, consideration of the nature and scope of the work to be performed by the Company's independent auditors, discussion of the results of such work, the receipt from such auditors of their letters to management which evaluate (as part of their annual audit of the Company's financial statements) the internal accounting control systems of the Company and meeting with representatives of management to discuss particular areas of the Company's operations.

     Mr. Kalish and Ms. Henagan are the present members of the Compensation and Stock Option Committee. Mr. Kalish took office during 1998 and Ms. Henagan was appointed in 1999. Its principal duties are the administration of the Company's Stock Option Plan (the "Option Plan") and the review and determination of the executive officers' compensation program. The Committee held two meetings during 1998.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth for the years ended December 31, 1998, 1997 and 1996, the compensation for services rendered in all capacities to the Company and subsidiaries by the Chief Executive Officer and the four highest paid executive officers who received compensation in excess of $100,000.

                          SUMMARY COMPENSATION TABLE


       NAME AND PRINCIPAL
            POSITION                YEAR        SALARY($)          BONUS($)        OTHER ANNUAL COMPENSATION ($)
--------------------------------   ------   ----------------   ----------------   ------------------------------
Stephen Rade,                      1998          150,000           200,000(1)                  -0-
 President                         1997          150,000           200,000(1)                  -0-
 and Director ..................   1996          190,057           157,825(1)                  -0-

Ronald E. Badke,                   1998          135,000             -0-
 Chief Financial                   1997          135,000             -0-
 Officer .......................   1996          114,515            15,000                     -0-

Warren H. Haber,
 Former Chairman
 of the Board                      1998            (2)               (2)                       (2)
 and Chief                         1997            (2)               (2)                       (2)
 Executive Officer .............   1996            (2)               (2)                       (2)

Robert W. Tauber,                  1998           36,923             -0-                       -0-
 Vice President                    1997          128,269             -0-                       -0-
 and Director ..................   1996          177,865             -0-                       -0-

William S. Sapp                    1998           92,972             -0-                       -0-
 President,                        1997          103,953(3)          -0-                       -0-
 Battery Network, Inc. .........   1996            -0-               -0-                       -0-

----------
(1) Bonus paid pursuant to an agreement relating to the acquisition of Advanced Fox.
(2) For years 1998, 1997, and 1996 the services of Mr. Haber were provided pursuant to the Company's agreement with Founders Management Services, Inc. The agreement provided that Founders Management Services, Inc. would be paid $150,000 per year for consulting services rendered by Mr. Haber.
(3) Mr. Sapp was the President of Battery Network, Inc., a principal subsidiary of the Company.

EMPLOYMENT AGREEMENTS

     In April 1996, the Company entered into employment agreements with each of Messrs. Rade and Tauber. The agreements provide for Mr. Rade to receive a salary of $150,000 per annum during the three-year term and for Mr. Tauber to receive a salary of $150,000 during the first year and $120,000 during the second year. Mr. Tauber's agreement terminated on April 11, 1998. Mr. Rade's agreement obligates the Company to continue his compensation for the term of the agreement in the event of a termination of the officer's employment by the Company without cause. Messrs. Tauber and Rade have agreed not to compete with the Company or solicit any employees of the Company for a period of five years, subject to a shorter period should the Company breach the agreement. Applicable law may reduce the time period of the covenant not to compete. Mr. Rade, following his election as President and Chief Executive Officer, has continued to work under his existing contract.

     Mr. Ronald E. Badke is being compensated pursuant to his employment agreement, which expired on March 31, 1999 at an annual salary of $135,000 with provision for an annual bonus of up to 25% of the base salary subject to the achievement of certain goals.

DIRECTORS

     The Company does not pay a fee to its directors. It reimburses those directors who are not employees of the Company for their expenses incurred in attending meetings.

STOCK OPTIONS

     The Company's Stock Option Plan (the "Plan") relates to 600,000 shares of its Common Stock and authorizes the Board of Directors or a Stock Option Committee appointed by the Board to grant incentive stock options and non-incentive stock options to officers, key employees, directors, and independent consultants, with directors who are not employees and consultants eligible only to receive non-incentive stock options.

     The following table sets forth the details about the options granted during 1998 to the executive officers named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE
                                                                                                       VALUE
                                                                                               AT ASSUMED ANNUAL RATES
                                                                                                   OF STOCK PRICE
                                                    PERCENT OF                                      APPRECIATION
                            NUMBER OF SHARES      TOTAL OPTIONS      EXERCISE                     FOR OPTION TERM
                           UNDERLYING OPTIONS       GRANTED IN      PRICE PER     EXPIRATION   ----------------------
        NAME                     GRANTED           FISCAL YEAR        SHARE          DATE          5%          10%
-----------------------   --------------------   ---------------   -----------   -----------   ---------   ----------
Stephen Rade ..........          25,000              5.5%             $1 3/8      07/31/03       $9,497      $20,986
Robert Tauber .........           5,000              1.1%             $1 7/8      09/25/03       $2,575      $ 5,723

     The following table sets forth the number of shares which underlie unexercised options held at December 31, 1998, by the executive officers named in the Summary Compensation Table. None of those persons exercised options during 1998.

                         FISCAL YEAR END OPTION VALUES

                             NUMBER OF SHARES UNDERLYING
                                UNEXERCISED OPTIONS AT
                                 FISCAL YEAR END (1)
                            ------------------------------
        NAME                 EXERCISABLE     UNEXERCISABLE
-------------------------   -------------   --------------
Stephen Rade ............   12,500              12,500
Ronald E. Badke .........   56,668               8,332
Robert Tauber ...........   51,667               3,333
William S. Sapp .........   16,905                 -0-

----------
(1) None of the outstanding options held by the named individuals were in-the-money on December 31, 1998.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

     The compensation of all of the Company's executive officers has been determined by long term agreements negotiated prior to their employment. The Compensation and Stock Options Committee (the "Committee") is authorized to review and make recommendation to the Board as to the compensation in cash or other forms for its executive officers. Its compensation policy will be to provide for base salaries which are comparable to the compensation paid to executive officers of equivalent competency and responsibilities by companies of comparable size and capitalization both in and out of the battery and cellular distribution industry. The Committee also intends to provide for the payment of cash bonuses or grants of stock options to executive officers as awards based on the attainment of favorable operating results by the Company.

     The Committee believes that the Company's stock option program, as it has been in the past, should be used as a means to conserve cash in rewarding executive and key employees for good or exceptional performance, the performance of increased responsibilities, improved performance independent of operating results, loyalty and seniority.

     In the year ending December 31, 1998, the Committee did not make any recommendations to the Board with regard to the compensation of the Chief Executive Officer since all compensation received by the Chief Executive Officer is currently set forth in an Employment Agreement entered into by the Chief Executive Officer in 1996 (See "Employment Agreements" on Page 6).

The Compensation and Stock Option Committee currently has two members, Mr. Allan S. Kalish and Ms. Barbara M. Henagan.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership as of October 1, 1999 of shares of Common Stock of (a) each executive officer, (b) each director, and (c) each stockholder of the Company known to own beneficially more than 5% of the outstanding shares of Common Stock, as well as all executive officers and directors as a group.


                                          NUMBER OF SHARES
                                         BENEFICIALLY OWNED     PERCENTAGE
                                        --------------------   -----------
   Stephen Rade .....................           820,000(2)         15.5%
     3915 Sommers Drive
     Huntingdon Valley, PA 19006
   Robert W. Tauber .................           243,333(1)          4.7%
     2192 Harbour Heights Road
     San Diego, CA 92109
   Barbara M. Henagan ...............           233,165             4.5%
     35 Valley Road
     Atlanta, GA 30305
   Christopher F. McConnell .........           156,067             3.0%
     1262 Farm Road
     Berwyn, PA 19312
   Ronald E. Badke ..................            65,000(3)          1.2%
     50 Tannery Road
     North Branch, NJ 08876
   Allan Kalish .....................            22,500(4)            **
     828 Youngsford Road
     Gladwyn, PA 19035
   Bradley T. MacDonald .............                 0               0
     11445 Cronhill Drive
     Owings Mills, MD 21117
   Directors & officers as a group
     (7 in total) ...................         1,540,065(5)         29.1%

----------
(1) Includes 53,333 shares issuable upon exercise of options which are exercisable within 60 days.
(2) Includes 25,000 shares issuable upon exercise of options which are exercisable within 60 days.
(3) Represents 65,000 shares issuable upon exercise of options which are exercisable within 60 days.
(4) Includes 20,000 shares issuable upon exercise of options which are exercisable within 60 days.
(5) Includes 163,333 shares issuable upon exercise of options which are exercisable within 60 days.
**    Denotes less than 1%.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. The rules of the SEC regarding the filing of such statements require that "late filings" of such statement be disclosed in this Information Statement.

     Based solely on review of the copies of such forms furnished to the Company, the Company believes that, during the fiscal year ended December 31, 1998, its officers, directors, and greater than ten-percent beneficial owners complied with applicable Section 16(a) filing requirements, except that: (i) Mr. McConnell and Ms. Henagan each inadvertently failed to file a Form 3 when they became directors of the Company; and (ii) Mr. Rade inadvertently failed to file a Form 4 or Form 5 to report his purchase of 27,500 shares of common stock of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In consideration for the acquisition of Tauber and Advanced Fox, the Company in April 1996 issued to Mr. Robert W. Tauber 300,000 shares of Common Stock and a five year option to purchase an additional 50,000 shares at $5.00 per share and issued to Mr. Stephen Rade 660,000 shares of Common Stock; and paid cash of $3,289,000 to an affiliate of Mr. Tauber, and $2,175,000 to Mr. Rade. Mr. Rade also has a contingent right to receive additional cash consideration of up to $600,000, but not more than $200,000 per year, depending on the achievement of designated levels of pre-tax earnings by the Advanced Fox subsidiary over the three year period ending December 31, 1998. Mr. Rade earned $200,000, $200,000 and $157,758 based on the earnings of Advanced Fox for the years ended December 31, 1998, December 31, 1997 and December 31, 1996, respectively.

     The principal offices of Advanced Fox, which comprise approximately 7000 square feet in Huntingdon Valley, Pennsylvania, are occupied under a five-year lease terminating December 31, 1999 with Rare Limited Partnership, of which Mr. Rade and his wife are the partners. The lease, as amended with respect to additions to the facility, provides for an annual rent of $70,000 with the tenant obligated to pay the applicable real estate taxes, and maintenance and insurance costs. Rental payments for the twelve months ended December 31, 1998, December 31, 1997 and December 31, 1996 were $76,000, $76,000 and $70,800, respectively.

PRIOR MANAGEMENT

     Messrs. Warren H. Haber, the then Chairman of the Board and John L. Teeger, the former Vice President, Secretary and Director of the Company were the sole stockholders, officers and directors of Founders Management Services Inc. ("Founders"). Pursuant to an agreement dated as of June 6, 1995, as subsequently amended, Founders was to provide advice and consultative services regarding management, overall strategic planning, acquisition policy, relations with commercial and investment banking institutions, and stockholders matters to or on behalf of the Company. The agreement was for a term expiring in April 1999, subject to five one-year renewal options and provided for Founders to receive a base fee of $150,000 per annum. Founders was also to receive an additional fee of 5% of the Company's annual pre-tax income in excess of $1,250,000. Under the agreement, Founders was entitled to receive originating fees with respect to acquisitions or financings for which it performed originating services -- the fee to be that customarily charged by non-affiliated investment bankers or professional originators for transactions of similar size and nature. To determine the fees customarily charged, the Company was to review then current proxy statements and investment publications and consult with nonaffiliated investment bankers for the computation of originating fees in similar transactions as those in which the Founders' originating services have been employed. The amount of the fee was to be subject to the approval of a majority of the Directors not affiliated with Founders. Founders received for its origination and consultation services in connection with the combination with Advanced Fox and Tauber a fee of $150,000; and in connection with the Battery Network acquisition and related financing of $13,000,000, a fee of $240,000 and five year warrants to purchase 100,000 shares of Common Stock at a price of $4.125 per share issued to the extent of 50,000 shares each to Messrs. Haber and Teeger as designees of Founders.

     In February 1998 the Management Agreement was revised by mutual consent to eliminate the origination and incentive fee provisions of the original agreement, and to establish April 30, 1999 as the expiration date for the Agreement. The revised agreement thereby limits fees paid to Founders to an annual fee of $150,000, payable in equal monthly installments.

     Since June, 1998, when Messrs. Haber and Teeger resigned as officers and directors of the Company, Founders has provided no services to the Company and the Company has not paid any fees to Founders. Although neither the Company nor Founders has formally terminated the Management Agreement, both parties have acted as if the Management Agreement has been terminated. Messrs Haber and Teeger have filed a legal action in May, 1999 for premature termination of the Management Agreement. Aside from the filing of the complaint, there has been no further prosecution of the action.

PERFORMANCE GRAPH

    [THE NARRATIVE AND/OR TABULAR INFORMATION BELOW IS A FAIR AND ACCURATE
           DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR THE
                           PURPOSE OF EDGAR FILING.]

                        COMPARATIVE ANNUAL TOTAL RETURN
          BATTERIES BATTERIES, INC., RUSSELL 2000 INDEX AND PEER GROUP
                     (Performance Results Through 12/31/98)


                                    4/9/96       12/31/97      12/31/98
                                    ------       --------      --------
BATTERIES BATTERIES, INC.          $100.00       $ 64.14       $ 28.73
RUSSELL 2000 INDEX                 $100.00       $105.17       $126.93
PEER GROUP                         $100.00       $ 81.08       $ 67.01

Assumes $100 invested at the open of trading (4/9/96) in Batteries Batteries, Inc. Common Stock, Russell 2000 Index and Peer Group which consists of: U.S Office Products Company; Richy Electronics Inc., Omnipoint Corp; Kent Electronics Corp; and Brightpoint Inc.
* Cumulative total return assumes reinvestment of dividends

                                                        Source: Value Line, Inc.
Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.

                                   PROPOSAL 2
                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

GENERAL

     The Board of Directors has appointed Arthur Andersen LLP, Certified Public Accountants, as the Company's independent public accountants for the year ending December 31, 1999, and has directed that the selection of such auditors be submitted for ratification by the shareholders at the Annual Meeting.

ANNUAL MEETING

     In the event that the shareholders do not ratify the selection of Arthur Andersen LLP as the Company's independent public accountants to perform audit services for the 1999 fiscal year or if Arthur Andersen LLP declines to accept the engagement, another accounting firm may be chosen to provide audit services for the 1999 fiscal year.

     Representatives of Arthur Andersen LLP, are expected to attend the Annual Meeting, will be afforded an opportunity to make a statement if they desire to do so and will be available to respond to questions from shareholders.

     The firm of Deloitte & Touche LLP served as the Company's independent public accountants and performed audit services for the Company's 1998 fiscal year. Deloitte & Touche LLP was dismissed on October 25, 1999 as the Company's independent public accountants. The dismissal of Deloitte & Touche LLP was recommended to the Board of Directors by the Company's Audit Committee. Deloitte & Touche LLP's accounting reports for the Company's last two fiscal years did not contain: (i) any adverse opinion; (ii) any disclaimer of opinion;
(iii) any qualification or modification as to the uncertainty, audit scope or accounting principle. During the Company's last two fiscal years, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which if not resolved to Deloitte & Touche LLP's satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with the Company's financial reports.

     Representatives of Deloitte & Touche, LLP, are not expected to attend the Annual Meeting; however, if a representative does attend the Annual Meeting they will be afforded an opportunity to make a statement if they desire to do so and will be available to respond to questions from shareholders.

                                  ANNUAL REPORT

     The Annual Report of the Company on Form 10K, as amended on Form 10K/A, including financial statements, for the year ending December 31, 1998 is being mailed to stockholders with this proxy material.

                                  OTHER MATTERS

     The Company is unaware of any matters, other than those mentioned above, which will be brought before the Annual Meeting for action. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters.

     Any proposals intended to be presented by stockholders at the Annual Meeting of Stockholders to be held in 2000 must be received at the Company's office no later than July 20, 2000 to be included in the proxy.

     It is important that your proxy be returned promptly no matter how small or large your holding may be. Stockholders who do not expect to attend in person are urged to execute and return the enclosed form of proxy.

October 25, 1999

                           BATTERIES BATTERIES, INC.
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned hereby appoints BARBARA M. HENAGAN and ALLAN S. KALISH and either of them, with full power of substitution, as attorneys for and in the name, place and stead of the undersigned, to vote all the shares of the Common Stock of BATTERIES BATTERIES, INC. owned or entitled to be voted by the undersigned as of the record date, at the Annual Meeting of Stockholders of said Company scheduled to be held at 1840 County Line Road, Huntington Valley, Pennsylvania, on November 17, 1999 at 10:00 A.M., Eastern Time, or at any adjournment or adjournments of said meeting, on the following proposals as indicated:

  1. THE ELECTION OF SIX DIRECTORS OF THE COMPANY, EACH OF WHOM IS TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THE DUE ELECTION AND QUALIFICATION OF HIS OR HER SUCCESSOR.

     FOR ALL NOMINEES LISTED BELOW  [ ]    WITHHOLD AUTHORITY   [ ]
     (EXCEPT AS MARKED TO THE CONTRARY)    TO VOTE FOR ALL NOMINEES LISTED BELOW

     NOMINEES:  Stephen Rade, Bradley T. MacDonald, Barbara M. Henagan,  Allan
                S. Kalish, Robert W. Tauber, and Christopher F. McConnell. (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, STRIKE A
                     LINE THROUGH THE NOMINEE'S NAME ABOVE)
--------------------------------------------------------------------------------
  2. TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP AS THE AUDITORS FOR FISCAL YEAR 1999.

                         FOR [ ] AGAINST [ ] ABSTAIN [ ]
                          (PLEASE SIGN ON REVERSE SIDE)
                                                                          (Over)

THIS PROXY IF PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS SPECIFIED ON THE REVERSE SIDE HEREOF. IF NO DIRECTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE HEREOF OR THEIR SUBSTITUTES AS DESIGNATED BY THE BOARD OF DIRECTORS AND FOR THE RATIFICATION OF ARTHUR ANDERSEN, LLP AS THE COMPANY'S AUDITORS.

                                        DATED:                 , 1999

                                              ---------------------------------
                                              (SIGNATURE)

                                              ---------------------------------
                                              (SIGNATURE IF HELD JOINTLY)


                                              Please sign exactly as name
                                              appears hereon. Joint owners
                                              should each sign. When signing as
                                              attorney, executor, administrator,
                                              trustee or guardian, please give
                                              full title as such. The
                                              undersigned hereby revokes all
                                              proxies heretofore given by the
                                              undersigned to vote at said
                                              meeting or any adjournments
                                              thereof.

                                              PLEASE SIGN AND RETURN THIS PROXY
                                              PROMPTLY IN THE ENCLOSED ENVELOPE.
                                              NO POSTAGE IS NECESSARY IF MAILED
                                              IN THE UNITED STATES.